WHIRLPOOL CORPORATION REPORTS RESILIENT FIRST-QUARTER 2020 RESULTS WITH AMPLE LIQUIDITY TO WITHSTAND CURRENT ECONOMIC UNCERTAINTY

•	Resilient Q1 results with GAAP and ongoing (non-GAAP) earnings per diluted share(1) of $2.41 and $2.82, respectively.

•	Solid year-over-year margin performance in North America, Latin America and Europe, Middle East and Africa regions despite COVID-19 related disruptions.

•	Cash used in operating activities and free cash flow(4) improvement of approximately $100 million driven by disciplined working capital management.

•	Implemented a robust COVID-19 response plan to protect margins and liquidity in 2020, while positioning the Company to win in the recovery.

•	Declared quarterly dividend of $1.20 per share on April 21, 2020, unchanged from the prior quarter, which translates to a 4.9 percent dividend yield.
BENTON HARBOR, Mich., April 30, 2020 - Whirlpool Corporation (NYSE: WHR) today reported financial results for the first-quarter of 2020.

"Whirlpool has a 108 year history of leading through challenges, and we are leveraging our leadership position to support our employees, consumers, and communities during this difficult time, while driving our business forward.” said Marc Bitzer, chairman and chief executive officer of Whirlpool Corporation. “Our strong performance in the first quarter reflects the hard work of our employees, our relentless focus on delivering on our commitment to consumers, and the resilience of our business. Our fixed cost discipline and strong liquidity position enable us to weather this crisis and emerge in a position of strength. Ultimately, we believe the underlying momentum we saw early in the quarter will return, and we are well prepared to win in the economic recovery."

- Marc Bitzer, Chairman and Chief Executive Officer

KEY RESULTS

First-Quarter Results	2020	2019	Change
Net sales ($M)	$4,325	$4,760	$(435)	(9.1)%
Organic net sales(5) ($M)	$4,433	$4,448	$(15)	(0.3)%
GAAP net earnings available to Whirlpool ($M)	$152	$471	$(319)	(67.7)%
Ongoing EBIT(2) ($M)	$266	$298	$(32)	(10.7)%
GAAP earnings per diluted share	$2.41	$7.31	$(4.90)	(67.0)%
Ongoing earnings per diluted share(1)	$2.82	$3.11	$(0.29)	(9.3)%

CASH FLOW

Full-Year Cash Flow	2020 YTD	2019 YTD	Change
Cash provided by (used in) operating activities ($M)	$(814)	$(895)	9.1%
Free Cash Flow(4) ($M)	$(870)	$(969)	10.2%
QUARTERLY HIGHLIGHTS

•
Q1 GAAP net earnings margin of 3.5 percent of sales, compared to 9.9 percent of sales, as prior year results were favorably impacted by a $127 million gain related to a Brazil indirect tax credit and certain favorable tax items.

•
Ongoing (non-GAAP) EBIT margin(2) of 6.1 percent of sales, compared to 6.3 percent of sales in the same prior-year period as COVID-19 related disruptions of nearly 150 basis points were nearly offset by aggressive cost actions.

•	Strong liquidity position with a cash balance of $2.8 billion as of March 31, 2020 and approximately $2 billion available in remaining committed credit facilities.

"Our first quarter results demonstrate the agility and resiliency of our global operations, highlighted by a solid performance in North America and Latin America and strong cash flow improvement.” said Jim Peters, chief financial officer of Whirlpool Corporation. “During the quarter, we continued to build on our multi-year efforts to strengthen our balance sheet and ensure the long-term health of the business. We took aggressive actions to protect cash and build liquidity to solidify our ability to manage through the ongoing COVID-19 pandemic. We remain committed to delivering long-term shareholder value and recently declared a quarterly dividend for the 74th year, reflecting the confidence we have in our business now and in the future."

- Jim Peters, Chief Financial Officer

REGIONAL REVIEW

North America	Q1 2020	Q1 2019	Change	Change excluding currency impact
Net sales ($M)	$2,540	$2,535	0.2%	0.3%
EBIT(3) ($M)	$303	$312	(3.0)%	-

•	Revenue growth and solid EBIT(3), demonstrating the region's strength.

•	First-quarter EBIT margin(3) was 11.9 percent of sales, compared to 12.3 percent of sales, in the same prior-year period, as strong cost discipline partially offset negative price/mix.

Europe, Middle East and Africa	Q1 2020	Q1 2019	Change	Change excluding currency impact
Net sales ($M)	$879	$1,004	(12.4)%	(10.2)%
EBIT(3) ($M)	$(15)	$(21)	28.5%	-

•	Continued momentum from strategic initiatives delivers EBIT(3) improvement for the fifth consecutive quarter, despite COVID-19 disruptions.

•	First-quarter EBIT margin(3) was (1.7) percent of sales, compared to (2.1) percent of sales, in the same prior-year period, driven by the favorable impact of cost takeout actions.

Latin America	Q1 2020	Q1 2019	Change	Change excluding currency impact
Net sales ($M)	$618	$875	(29.4)%	(20.7)%
EBIT(3) ($M)	$31	$45	(29.7)%	-

•	Organic net sales (non-GAAP)(5) increased 23.3 percent, driven by share gains in Brazil.

•
First-quarter EBIT margin(3) was flat to prior year, as strong cost discipline offset unfavorable currency. The Latin America region's first-quarter 2019 results include $24 million of EBIT(3) related to the Embraco compressor business.

Asia	Q1 2020	Q1 2019	Change	Change excluding currency impact
Net sales ($M)	$288	$371	(22.3)%	(20.2)%
EBIT(3) ($M)	$(16)	$7	nm	-

•
China demand declined sharply in the quarter due to COVID-19 related disruptions, significantly impacting business results. China showing early signs of recovery with manufacturing plants now operating at normal levels.

•	India business operations negatively impacted by COVID-19 related disruptions, including the government-enforced shutdown.
2020 PERSPECTIVE
While the full impact of COVID-19 on business results remains uncertain, the Company is providing the following perspective on 2020:

•	Expects full-year 2020 net sales decline of approximately 13 percent to 18 percent (organic net sales(5) decline of 10 percent to 15 percent).

•	Targeting over $500 million in net cost takeout (including raw materials savings) in 2020 through the following actions:

◦	Adjust supply chain and labor levels to match demand environment

◦	Aggressively reduce structural and discretionary costs

◦	Capture raw material deflation opportunity

◦	Continue to effectively and efficiently manage working capital

(1)	A reconciliation of ongoing earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.

(2)
A reconciliation of earnings before interest and taxes (EBIT) and ongoing EBIT, non-GAAP financial measures, to reported net earnings available to Whirlpool, and a reconciliation of EBIT margin and ongoing EBIT margin, non-GAAP financial measures, to net earnings margin and other important information, appears below.

(3)
Segment EBIT and Ongoing Segment EBIT represents our consolidated EBIT broken down by the Company's reportable segments and are metrics used by the chief operating decision maker in accordance with ASC 280. Consolidated EBIT also includes corporate "Other/Eliminations" of $(42) million and $50 million for the first quarters of 2020 and 2019, respectively. Ongoing segment EBIT includes certain adjustments to segment EBIT, and a reconciliation and other important information, appears below.

(4)	A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.

(5)	Organic net sales excludes the impact of foreign currency and the Embraco divestiture.

Contact Whirlpool Corporation: Media: 269/923-7405, Media@Whirlpool.com, Financial: Roxanne Warner, 269/923-2641, Investor_Relations@Whirlpool.com

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the leading major appliance manufacturer in the world, with approximately $20 billion in annual sales, 77,000 employees and 59 manufacturing and technology research centers in 2019. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Website Disclosure
We routinely post important information for investors on our website, whirlpoolcorp.com, in the "Investors" section. We also intend to update the Hot Topics Q&A portion of this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries ("Whirlpool") that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity, capital allocation commitments, and raw material prices, and the impact of the COVID-19 pandemic on our operations and financial condition, our ability to weather the COVID-19 crisis, protect margins and liquidity in 2020, achieve net cost and raw material savings in 2020, capture raw material deflation opportunities, mitigate volume deleveraging and margin deterioration during the crisis, and the adequacy of our liquidity resources and financial covenant buffers during the crisis, and our continued investment, pension repayment, rebound actions and recovery timing expectations and ability to win in the economic recovery following the crisis. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers, and the impact of the changing retail environment, including direct-to-consumer sales; (2) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (3) Whirlpool's ability to maintain its reputation and brand image; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (5) Whirlpool's ability to obtain and protect intellectual property rights; (6) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (8) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity attacks; (9) product liability and product recall costs; (10) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (11) our ability to attract, develop and retain executives and other qualified employees; (12) the impact of labor relations; (13) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (14) Whirlpool's ability to manage foreign currency fluctuations; (15) impacts from goodwill impairment and related charges; (16) triggering events or circumstances impacting the carrying value of our long-lived assets; (17) inventory and other asset risk; (18) the uncertain global economy and changes in economic conditions which affect demand for our products; (19) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (20) changes in LIBOR, or replacement of

LIBOR with an alternative reference rate; (21) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (22) the effects and costs of governmental investigations or related actions by third parties; and (23) changes in the legal and regulatory environment including environmental, health and safety regulations, and taxes and tariffs; and (24) COVID-19 pandemic-related business disruption and economic uncertainty. Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The number one major appliance manufacturer in the world claim is based on most recently available publicly reported annual revenues among leading appliance manufacturers.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars, except per share data)

	Three Months Ended
	2020	2019
Net sales	$4,325	$4,760
Expenses
Cost of products sold	3,625	3,948
Gross margin	700	812
Selling, general and administrative	420	505
Intangible amortization	15	18
Restructuring costs	5	26
Operating profit	260	263
Other (income) expense
Interest and sundry (income) expense	(1)	(130)
Interest expense	42	51
Earnings before income taxes	219	342
Income tax expense (benefit)	72	(132)
Net earnings	147	474
Less: Net earnings (loss) available to noncontrolling interests	(5)	3
Net earnings available to Whirlpool	$152	$471
Per share of common stock
Basic net earnings available to Whirlpool	$2.42	$7.36
Diluted net earnings available to Whirlpool	$2.41	$7.31
Dividends declared	$1.20	$1.15
Weighted-average shares outstanding (in millions)
Basic	62.8	64.0
Diluted	63.3	64.5

Comprehensive income	$52	$567

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$2,837	$1,952
Accounts receivable, net of allowance of $124 and $132, respectively	1,931	2,198
Inventories	2,543	2,438
Prepaid and other current assets	851	810
Total current assets	8,162	7,398
Property, net of accumulated depreciation of $6,388 and $6,444, respectively	3,156	3,301
Right of use assets	886	921
Goodwill	2,424	2,440
Other intangibles, net of accumulated amortization of $600 and $593, respectively	2,185	2,225
Deferred income taxes	2,132	2,238
Other noncurrent assets	450	358
Total assets	$19,395	$18,881
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,065	4,547
Accrued expenses	527	652
Accrued advertising and promotions	505	949
Employee compensation	285	450
Notes payable	2,392	294
Current maturities of long-term debt	—	559
Other current liabilities	802	918
Total current liabilities	8,576	8,369
Noncurrent liabilities
Long-term debt	4,662	4,140
Pension benefits	501	542
Postretirement benefits	315	322
Lease liabilities	720	778
Other noncurrent liabilities	641	612
Total noncurrent liabilities	6,839	6,394
Stockholders' equity
Common stock, $1 par value, 250 million shares authorized, 112 million shares issued, and 62 million and 63 million shares outstanding, respectively	112	112
Additional paid-in capital	2,811	2,806
Retained earnings	7,947	7,870
Accumulated other comprehensive loss	(2,715)	(2,618)
Treasury stock, 50 million and 49 million shares, respectively	(5,095)	(4,975)
Total Whirlpool stockholders' equity	3,060	3,195
Noncontrolling interests	920	923
Total stockholders' equity	3,980	4,118
Total liabilities and stockholders' equity	$19,395	$18,881

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED MARCH 31
(Millions of dollars)

	Three Months Ended
	2020	2019
Operating activities
Net earnings	$147	$474
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	135	142
Changes in assets and liabilities:
Accounts receivable	125	(39)
Inventories	(203)	(475)
Accounts payable	(244)	(182)
Accrued advertising and promotions	(415)	(271)
Accrued expenses and current liabilities	(193)	29
Taxes deferred and payable, net	40	(190)
Accrued pension and postretirement benefits	(11)	(23)
Employee compensation	(145)	(44)
Other	(50)	(316)
Cash provided by (used in) operating activities	(814)	(895)
Investing activities
Capital expenditures	(82)	(85)
Proceeds from sale of assets and business	26	2
Other	—	(3)
Cash provided by (used in) investing activities	(56)	(86)
Financing activities
Net proceeds from borrowings of long-term debt	541	695
Repayments of long-term debt	(566)	(939)
Net proceeds (repayments) from short-term borrowings	2,111	991
Dividends paid	(75)	(73)
Repurchase of common stock	(121)	(50)
Common stock issued	3	3
Cash provided by (used in) financing activities	1,893	627
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(138)	11
Increase (decrease) in cash, cash equivalents and restricted cash	885	(343)
Cash, cash equivalents and restricted cash at beginning of year	1,952	1,538
Cash, cash equivalents and restricted cash at end of year	$2,837	$1,195

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including earnings before interest and taxes (EBIT), EBIT margin, ongoing EBIT, ongoing EBIT margin, ongoing earnings per diluted share, organic net sales, adjusted effective tax rate, sales excluding currency and free cash flow. Ongoing measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that organic net sales provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations and divestitures. Management believes that adjusted tax rate provides investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of the items noted below. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Whirlpool does not provide a Non-GAAP reconciliation for its other forward-looking long-term value creation and other goals, such as organic net sales, EBIT, and gross debt/EBITDA, as such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing financial measures should not be considered in isolation or as a substitute for reported net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net earnings margin, net sales, effective tax rate and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. We also disclose segment EBIT and ongoing segment EBIT as important financial metrics used by the Company's Chief Operating Decision Maker to evaluate performance and allocate resources in accordance with ASC 280 - Segment Reporting. GAAP net earnings available to Whirlpool per diluted share and ongoing earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

First-Quarter 2020 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2020. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our first- quarter GAAP tax rate was 32.6%. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our first-quarter adjusted tax rate (non-GAAP) of 22.5%.

Three Months Ended
Earnings Before Interest & Taxes Reconciliation:	March 31, 2020
Net earnings (loss) available to Whirlpool	$152
Net earnings (loss) available to noncontrolling interests	(5)
Income tax expense (benefit)	72
Interest expense	42
Earnings before interest & taxes	$261
Net sales	$4,325
Net earnings margin	3.5%

	Results classification	Earnings before interest & taxes	Earnings per diluted share
Reported measure		$261	$2.41
Restructuring costs(a)	Restructuring costs	5	0.08
Income tax impact		—	(0.02)
Normalized tax rate adjustment(b)		—	0.35
Ongoing measure		$266	$2.82
Net sales		$4,325
Ongoing EBIT margin		6.1%

Note: Numbers may not reconcile due to rounding

First-Quarter 2019 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended March 31, 2019. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our first- quarter GAAP tax rate was (38.5)%. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our first-quarter adjusted tax rate (non-GAAP) of 17.5%.

Three Months Ended
Earnings Before Interest & Taxes Reconciliation:	March 31, 2019
Net earnings (loss) available to Whirlpool	$471
Net earnings (loss) available to noncontrolling interests	3
Income tax expense (benefit)	(132)
Interest expense	51
Earnings (loss) before interest & taxes	$393
Net sales	$4,760
Net earnings margin	9.9%

	Results classification	Earnings before interest & taxes	Earnings per diluted share
Reported measure		$393	$7.31
Restructuring costs(a)	Restructuring costs	26	0.40
Brazil indirect tax credit(c)	Interest and sundry (income) expense	(127)	(1.97)
Divestiture related transition costs(d)	Selling, general and administrative	6	0.09
Income tax impact		—	0.26
Normalized tax rate adjustment(b)		—	(2.98)
Ongoing measure		$298	$3.11
Net sales		$4,760
Ongoing EBIT margin		6.3%

Note: Numbers may not reconcile due to rounding

Ongoing Segment Earnings Before Interest and Taxes

The reconciliation provided below reconciles ongoing segment EBIT with segment EBIT, for the three months ended March 31, 2020. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales. Segment EBIT margin is calculated by dividing segment EBIT by segment net sales.

	Three Months Ended
	March 31, 2020
	Segment earnings (loss) before interest and taxes	Restructuring costs(a)	Ongoing segment earnings (loss) before interest and taxes
North America	$303	$—	$303
EMEA	(15)	—	(15)
Latin America	31	—	31
Asia	(16)	—	(16)
Other/Eliminations	(42)	5	(37)
Total Whirlpool Corporation	$261	$5	$266

The reconciliation provided below reconciles ongoing segment EBIT with segment EBIT, for the three months ended March 31, 2019. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales. Segment EBIT margin is calculated by dividing segment EBIT by segment net sales.

	Three Months Ended
	March 31, 2019
	Segment earnings (loss) before interest and taxes	Restructuring costs(a)	Brazil indirect tax credit(c)	Divestiture related transition costs(d)	Ongoing segment earnings (loss) before interest and taxes
North America	$312	$—	$—	$—	$312
EMEA	(21)	—	—	—	(21)
Latin America	45	—	—	—	45
Asia	7	—	—	—	7
Other/Eliminations	50	26	(127)	6	(45)
Total Whirlpool Corporation	$393	$26	$(127)	$6	$298

Note: Numbers may not reconcile due to rounding

Organic Net Sales

The reconciliation provided below reconciles the non-GAAP financial measure organic net sales with reported net sales, for the twelve months ending December 31, 2020 for the Company.

Twelve Months Ending
December 31, 2020
GAAP net sales (% decline)	13% - 18%
Less: Embraco net sales	~(3)%
Organic net sales (% decline)	10% - 15%

The reconciliation provided below reconciles the non-GAAP financial measure organic net sales with reported net sales, for the three months ended March 31, 2020 and March 31, 2019 for the Company.

	Three Months Ended
	March 31,
	2020	2019	Change
Net sales	$4,325	$4,760	(9.1)%
Less: Embraco net sales	—	(312)
Add-Back: currency	108	—
Organic net sales	$4,433	$4,448	(0.3)%

The reconciliation provided below reconciles the non-GAAP financial measure organic net sales with reported net sales, for the three months ended March 31, 2020 and March 31, 2019 for Whirlpool Latin America.

	Three Months Ended
	March 31,
	2020	2019	Change
Net sales	$618	$875	(29.4)%
Less: Embraco net sales	—	(312)
Add-Back: currency	76	—
Organic net sales	$694	$563	23.3%

Note: Numbers may not reconcile due to rounding

Footnotes:

a.
RESTRUCTURING COSTS - In 2019 and 2020, these costs are primarily related to actions that right-size our EMEA business and certain other unique restructuring events, including restructuring of the Naples, Italy manufacturing plant.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the first quarter of 2020, the Company calculated ongoing earnings per share using an adjusted tax rate of 22.5%, to reconcile to our anticipated full-year effective tax rate between 20% and 25%. During the first quarter of 2019, the Company calculated ongoing earnings per share using an adjusted tax rate of 17.5%, to reconcile to our anticipated full-year 2019 effective tax rate between 15% and 20%, which includes the tax impact of a valuation allowance release and the Brazil indirect tax credit.

c.
BRAZIL INDIRECT TAX CREDIT - During the first half of 2019, the Company received favorable, non-appealable decisions related to the recovery of certain taxes previously paid over gross sales. As a result, the Company recorded a gain in interest and sundry (income) expense during the first quarter of 2019 in the amount of $127 million in connection with these decisions.

d.
DIVESTITURE RELATED TRANSITION COSTS - During the first quarter of 2019, the Company recognized transition costs of approximately $6 million associated with the sale of its Embraco compressor business.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles three months ended March 31, 2020 and 2019 free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure. Free cash flow as a percentage of net sales is calculated by dividing free cash flow by net sales.

	Three Months Ended
	March 31,
(millions of dollars)	2020	2019
Cash provided by (used in) operating activities	$(814)	$(895)
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(56)	(74)
Free cash flow	$(870)	$(969)

Cash provided by (used in) investing activities	(56)	(86)
Cash provided by (used in) financing activities	1,893	627

*
The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital, as required by the terms of the Hefei Sanyo acquisition completed in October 2014.

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